Exhibit 10.1

FIRST AMENDMENT TO THE

USA TECHNOLOGIES, INC.

2018 EQUITY INCENTIVE PLAN

Pursuant to Section 12(a) of the USA Technologies, Inc. 2018 Equity Incentive Plan (the “Plan”), subject to approval by the shareholders of USA Technologies, Inc. at the 2020 Annual Meeting of Shareholders of USA Technologies, Inc., the Plan is hereby amended as follows:

1. The reference to “1,500,000” in Section 3(a) of the Plan is hereby replaced with “4,000,000”.

2. The second paragraph of Section 2(a) of the Plan is hereby amended and restated as follows:

“Notwithstanding anything in the Plan to the contrary, Awards granted under the Plan may not become exercisable, vest or be settled, in whole or in part, prior to the one-year anniversary of the date of grant, except that: (i) the Committee may provide that Awards become exercisable, vest or settle prior to such date in the event of the Participant’s death, disability, or other termination of Service approved by the Committee; and (ii) up to 5% of the aggregate number of shares authorized for issuance under this Plan (as described in Section 3(a)) may be issued pursuant to Awards subject to any, or no, vesting conditions, as the Committee determines appropriate (it being understood that an Award to a non-employee director may be granted on or promptly following the date of an annual meeting of the Company’s shareholders that vests upon the annual meeting of shareholders occurring in the following year and that occurs at least 50 weeks following such preceding meeting without counting against the foregoing limitation).”

3. Except as expressly set forth above, the terms and provisions of the Plan shall remain in full force and effect in accordance with their terms.